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                                  EXHIBIT 99.2

                                 Contacts: James K. Johnson
                                           Chief Financial Officer
                                           Alloy, Inc.
                                           212/244-4307

FOR IMMEDIATE RELEASE:

         ALLOY ANNOUNCES FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

       Key Financial Performance Measures in Line with Management Guidance
                 Merchandising Business Demonstrates Turnaround
       Media & Marketing Services Business Efficiencies Being Implemented

      NEW YORK, NY - APRIL 14, 2005 - Alloy, Inc. (Nasdaq: ALOY), a media, marketing services, direct marketing and retail company primarily targeting the dynamic Generation Y population, today reported revenues for the fiscal quarter ended January 31, 2005 of $118.1 million and a net loss attributable to common stockholders of $73.7 million or $1.72 per diluted share. Excluding the impact of a $73.0 million non-cash write-down of goodwill and other intangibles, the net loss attributable to common stockholders was $0.7 million, or $0.02 per diluted share. The write-down of goodwill and other intangible assets occurred principally in our sponsorship segment and resulted from our annual impairment review as of December 31, 2004. For our fourth fiscal quarter, Alloy generated $4.9 million in earnings before interest and other income/expense, income taxes, depreciation and amortization, stock-based compensation expense, restructuring charges, and goodwill and other asset write-downs due to valuation impairment ("Adjusted EBITDA"). For the full year ended January 31, 2005 the Company generated $3.2 million of Adjusted EBITDA. For additional financial detail, including the reconciliation of Adjusted EBITDA to net income (loss) as determined under GAAP, please refer to the financial tables provided at the end of this release.

      Total revenues for the fourth fiscal quarter increased 1.6% to $118.1 million, compared with $116.3 million for the fourth quarter of fiscal 2003. Fiscal fourth quarter net merchandise revenues of $76.2 million decreased 2.8% compared with $78.4 million

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for last year's fiscal fourth quarter. The decrease resulted primarily from planned reductions in catalog circulation and closure of poorly performing retail locations. Fiscal fourth quarter sponsorship and other revenues of $41.9 million were up 10.5% versus $37.9 million for the comparable period in our last fiscal year. Excluding the contribution of InSite, which was not included in the 2003 results, sales increased by 7.9% year over year driven primarily by new consumer marketing programs in our promotions business. Fourth fiscal quarter gross profit decreased to $57.6 million, or 48.8% of revenues, compared with $58.4 million, or 50.3% of revenues, for the comparable period last year, largely as a result of lower than expected margins in our merchandise business as we cleared more non-apparel inventory than expected in our dELiA*s retail business.

      Operating expenses were $129.8 million for the fourth quarter of fiscal 2004 versus $124.2 million for the fourth quarter of fiscal 2003. Excluding the impact of goodwill and other asset write-downs, operating expenses decreased to $56.7 million from $62.3 million. The decrease resulted primarily from the cost savings derived from integrating the operations of dELiA*s, which we acquired in September 2003, into our merchandise operations, along with lower legal costs resulting from the settlement of several ongoing litigations. Beginning in the third quarter of fiscal 2004, we began to more fully realize many of the synergies we expected to result from combining our direct marketing operations with those of dELiA*s, leveraging our combined scale, selling across our combined databases while controlling overall catalog circulation, and consolidating fulfillment operations. Separately, in an effort to improve earnings in our sponsorship business we have been selectively eliminating positions and reducing other variable and fixed overhead costs.

      The net loss for the fourth quarter of fiscal 2004 was $73.3 million, compared with a net loss of $67.7 million for last fiscal year's fourth quarter. Net loss attributable to common stockholders for the fourth quarter of fiscal 2004 was $73.7 million, or $1.72 per diluted share, compared with a net loss attributable to common stockholders of $68.1 million, or $1.62 per diluted share, for last fiscal year's fourth quarter. Excluding the impact of fourth quarter write-downs related to goodwill and other assets, Alloy's net loss attributable to common stockholders for the fourth quarter of fiscal 2004 would have

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been a loss of $0.7 million, or $0.02 per diluted share, as compared to last year's fourth quarter loss of $6.1 million, or $0.15 per diluted share. Adjusted EBITDA increased from $1.0 million for the fourth fiscal quarter of 2003 to $4.9 million for the fourth fiscal quarter of 2004.

      Commenting on the quarter, Matt Diamond, Chairman and Chief Executive Officer stated, "We are pleased to report that in addition to meeting our profitability targets, we made meaningful progress toward improved sustained profitability in both our merchandising and sponsorship businesses. In the year since our acquisition of dELiA*s, the merchandise business has consolidated operations, rationalized the store base, strengthened its management team and revitalized sales productivity. In the sponsorship business, we have made deep cuts in our overhead costs and instilled greater margin discipline in our contracted event marketing business. We foresee both businesses delivering improved year over year financial results in fiscal 2005 along with commencement of our dELiA*s retail store roll-out plan."

      The Company is presently analyzing a number of strategic alternatives for its merchandising business and currently contemplates being able to announce more specifics, in addition to today's other Alloy announcement, within the next four to six weeks. In the meantime, the Company has decided to redeem its outstanding shares of Series B Preferred Stock in exchange for Alloy common stock when the Company becomes obligated to redeem such Series B Preferred Stock in mid-June. The Company elected to effect a common stock redemption, as opposed to a cash redemption, in order to devote corporate capital to fund retail store expansion and other operational requirements.

      Total revenues for the year ended January 31, 2005 increased 8.2% to $402.5 million, compared with $371.9 million for the year ended January 31, 2004. Net merchandise revenues for the year ended January 31, 2005 of $218.2 million were up 16.8% versus $186.9 million for the year ended January 31, 2004. Sponsorship and other revenues of $184.3 million for the twelve-month period decreased 0.4% compared with $185.0 million for the previous fiscal year. Gross profit for the year ended January 31, 2005 increased to $194.1 million, or 48.2% of revenues, compared with $182.6 million, or 49.1% of revenues, for fiscal 2003. Operating expenses were $280.9 million for fiscal